Exhibit 99.1

FOR IMMEDIATE RELEASE

September 22, 2005

Contacts: (Media) Marybeth Thorsgaard: (763) 764-6364
(Analysts) Kris Wenker: (763) 764-2607

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2006 FIRST QUARTER

Net Sales Increased 3 Percent to $2.66 Billion

Net Diluted Earnings Per Share Grew 42 Percent to 64 Cents

Company Reaffirms Fiscal 2006 Earnings Guidance

        MINNEAPOLIS, MINN. – General Mills, Inc. (NYSE: GIS) today reported results for the first quarter of fiscal 2006. Net sales for the 13 weeks ended Aug. 28, 2005, increased 3 percent to $2.66 billion over the same period a year ago, as unit volume grew 1 percent worldwide. Segment operating profits increased 21 percent to $500 million. Earnings after tax totaled $252 million, up 38 percent from $183 million last year. Diluted earnings per share (EPS) increased to 64 cents this year from 45 cents in last year’s first quarter.

        EPS results for both years include the effect of accounting for contingently convertible debt. This accounting reduced 2006 first quarter EPS by 4 cents and reduced prior year EPS by 2 cents.

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        Chairman and Chief Executive Officer Steve Sanger said, “Our year is off to a strong start. We are achieving our planned price realization and margin growth across all three of our operating segments.”

        The company renewed its open-market share repurchase program in the first quarter. Purchases made throughout the quarter totaled 15.9 million shares at an average price of $46.95. This included 4 million shares purchased late in the quarter through a secondary offering. Average diluted shares outstanding were 402 million for the quarter, down 3 percent from 416 million in the first quarter of last year.

U.S. Retail Segment Results
Net sales for General Mills’ domestic retail operations grew 2 percent to $1.80 billion for the quarter, reflecting net price realization and favorable mix of sales. Volume matched strong year-ago levels, that were up 4 percent. Operating profits increased 15 percent to $406 million, reflecting favorable production mix and productivity.

        Yoplait led net sales growth, with a 19 percent increase driven by Yoplait Light, and new items including Chocolate Whips and Yoplait and Go-Gurt Smoothies. Meals division net sales grew 4 percent, led by Progresso soup and Green Giant frozen vegetables. Snacks net sales grew 3 percent, with good performance by the Nature Valley and Chex Mix businesses. Pillsbury USA net sales finished down 1 percent compared with 9 percent growth in the first quarter of last year. Baking Products net sales matched last year’s first-quarter results, which were up double-digits from fiscal 2004. Big G cereal sales also matched prior-year results, as a 6 percent volume decline was offset by good price realization. The first-quarter launch of seven new cereal items, including three new varieties of Total cereal and two flavors of Yogurt Burst Cheerios, is expected to contribute to renewed sales growth for Big G in the remainder of the year.

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        Total consumer purchases of the company’s products also grew in the quarter, as composite retail sales for major product lines were up 1 percent.

International Segment Results
Net sales for General Mills’ consolidated international businesses grew 11 percent to $446 million. Unit volume increased 7 percent, and foreign exchange contributed 3 points of growth. Operating profits grew to $61 million, up from $36 million last year, as the result of sales growth and margin improvement driven by productivity.

Bakeries and Foodservice Segment Results
First quarter net sales for the company’s Bakeries and Foodservice segment totaled $417 million compared to $421 million a year earlier. Operating profits reached $33 million, up from $23 million in last year’s first quarter as favorable product mix and operating efficiencies offset a 3 percent volume decline.

Joint Venture Summary
Earnings after tax from joint ventures totaled $18 million in the first quarter, down from $26 million a year earlier due to the absence of earnings from the divested Snack Ventures Europe (SVE) joint venture. The Cereal Partners Worldwide (CPW) joint venture with Nestlé achieved sales growth of 8 percent. Sales for the Häagen-Dazs joint ventures in Asia matched prior-year levels. 8th Continent, the company’s joint venture with DuPont, delivered double-digit sales growth in the quarter, and increased its share of refrigerated soymilk category sales to 17 percent.

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Corporate Items
Interest expense for the quarter totaled $90 million, 20 percent below last year’s first quarter primarily due to lower debt levels. The effective tax rate for the first quarter was 35.7 percent, in line with the company’s expectations for the full year. Corporate unallocated items in the first quarter totaled $37 million, compared to $20 million last year. The increase primarily reflects higher employee benefit expense and a $10 million charge to write down the asset value of a low-income housing investment. Restructuring and other exit costs totaled $9 million pre-tax in the first quarter of 2006 compared to $40 million pre-tax in the first quarter of 2005.

Cash Flow Summary
Operating cash flow for the first quarter was $138 million, up from $39 million in the same period last year. Capital expenditures for the quarter were $45 million. Dividend expense rose to $123 million, as the recent 6 percent increase in the quarterly dividend rate was partially offset by share repurchases.

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Outlook
Sanger indicated that second-quarter comparisons for the company are particularly difficult, reflecting 4 percent sales growth and a 20 percent gain in earnings per share a year ago. “In addition, we expect to feel increasing margin pressure from rising fuel prices,” Sanger noted. “However, we believe we can weather the challenges and achieve our earnings goals for the year.”

        Sanger said the company continues to target low single-digit net sales growth and mid single-digit operating profit growth for fiscal 2006. The company reaffirmed its estimate for full-year diluted EPS of $2.78 to $2.83, including an estimated 7 cents of impact from accounting for contingently convertible debt.

General Mills will hold a briefing for investors today, September 22, 2005, beginning at 8:30 a.m. EDT. You may access the web cast from General Mills’ corporate home page: www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales, volume and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; actions of competitors other than as described above; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards and labeling and advertising regulations; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	13 Weeks Ended
	Aug. 28, 2005	Aug. 29, 2004
Net Sales	$2,662	$2,585

Costs and Expenses:
Cost of sales	1,557	1,581
Selling, general and administrative	642	611
Interest, including minority interest, net	90	113
Restructuring and other exit costs	9	40

Total Costs and Expenses	2,298	2,345

Earnings before Income Taxes and
Earnings from Joint Ventures	364	240

Income Taxes	130	83

Earnings from Joint Ventures	18	26

Net Earnings	$252	$183

Earnings per Share – Basic	$.69	$.48

Earnings per Share – Diluted	$.64	$.45

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENTS
(Unaudited) (In Millions)

	13 Weeks Ended
	Aug. 28, 2005	Aug. 29, 2004
Net Sales:
U.S. Retail	$1,799	$1,760
International	446	404
Bakeries and Foodservice	417	421

Total	$2,662	$2,585

Operating Profit:
U.S. Retail	$406	$354
International	61	36
Bakeries and Foodservice	33	23

Total	500	413

Unallocated corporate items	(37)	(20)
Interest, including minority interest, net	(90)	(113)
Restructuring and other exit costs	(9)	(40)

Earnings before income taxes and
earnings from joint ventures	$364	$240

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited) (In Millions)

	Aug. 28, 2005	Aug. 29, 2004	May 29, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$609	$480	$573
Receivables	1,108	1,053	1,034
Inventories	1,315	1,246	1,037
Prepaid expenses and other current assets	168	160	203
Deferred income taxes	194	185	208

Total Current Assets	3,394	3,124	3,055

Land, Buildings and Equipment, at Cost	5,470	5,347	5,468
Less accumulated depreciation	(2,552)	(2,282)	(2,461)

Net Land, Buildings and Equipment	2,918	3,065	3,007
Goodwill	6,675	6,693	6,684
Other Intangible Assets	3,697	3,638	3,636
Other Assets	1,692	1,831	1,684

Total Assets	$18,376	$18,351	$18,066

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,192	$1,086	$1,136
Current portion of long-term debt	1,666	180	1,638
Notes payable	871	456	299
Other current liabilities	1,309	801	1,111

Total Current Liabilities	5,038	2,523	4,184
Long-term Debt	4,240	7,426	4,255
Deferred Income Taxes	1,853	1,787	1,851
Other Liabilities	967	943	967

Total Liabilities	12,098	12,679	11,257

Minority Interests	1,134	299	1,133

Stockholders’ Equity:
Common stock, 502 shares issued, $.10 par value	50	50	50
Additional paid-in capital	5,707	5,645	5,691
Retained earnings	4,631	3,787	4,501
Common stock in treasury	(5,163)	(3,887)	(4,460)
Unearned compensation	(110)	(89)	(114)
Accumulated other comprehensive income (loss)	29	(133)	8

Total Stockholders’ Equity	5,144	5,373	5,676

Total Liabilities and Equity	$18,376	$18,351	$18,066

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	Thirteen Weeks Ended
	Aug. 28, 2005	Aug. 29, 2004
Cash Flows – Operating Activities:
Net earnings	$252	$183
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	105	108
Deferred income taxes	(6)	(4)
Changes in current assets and liabilities	(245)	(288)
Tax benefit on exercised options	9	11
Pension and other postretirement activity	2	(20)
Restructuring and other exit costs	9	40
Other, net	12	9

Net Cash Provided by Operating Activities	138	39

Cash Flows – Investing Activities:
Purchases of land, buildings and equipment	(40)	(67)
Investments in businesses and intangibles	(5)	(2)
Investments in affiliates, net of investment returns and dividends	13	9
Proceeds from sale of marketable securities	—	25
Proceeds from disposal of land, buildings & equipment	3	9
Other, net	(12)	(9)

Net Cash Used by Investing Activities	(41)	(35)

Cash Flows – Financing Activities:
Change in notes payable	571	(128)
Issuance of long-term debt	—	1
Payment of long-term debt	—	(54)
Common stock issued	37	28
Purchases of common stock for treasury	(546)	(4)
Dividends paid	(123)	(118)

Net Cash Used by Financing Activities	(61)	(275)

Increase (decrease) in Cash and Cash Equivalents	36	(271)

Cash and Cash Equivalents – Beginning of Year	573	751

Cash and Cash Equivalents – End of Period	$609	$480

Cash Flows from Changes in Current Assets and Liabilities:
Receivables	$(79)	$(62)
Inventories	(278)	(180)
Prepaid expenses and other current assets	36	43
Accounts payable	63	(34)
Other current liabilities	13	(55)

Changes in Current Assets and Liabilities	$(245)	$(288)

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)	In the first quarter of fiscal 2006, we recorded restructuring and other exit costs of $9 million, consisting of $8 million of charges related to an asset impairment recognized at one of our production plants and $1 million of charges associated with restructuring actions previously announced.

In the first quarter of fiscal 2005, we recorded restructuring and other exit costs of $40 million, consisting of $38 million of charges associated with first-quarter supply chain initiatives to further increase asset utilization and reduce manufacturing and sourcing costs, and $2 million of charges associated with restructuring actions previously announced.

These supply chain actions are also resulting in certain associated expenses, primarily adjustments to the depreciable life of the assets necessary to reflect the shortened asset lives which now coincide with final production dates. These associated expenses were recorded as cost of sales. In the first quarter of fiscal 2006, the expense recorded in cost of sales was $2 million; in the first quarter of fiscal 2005, the expense recorded in cost of sales was $5 million.

(2)	During the first quarter of 2006 we finalized the allocation of Goodwill and Brand Intangibles resulting from the Pillsbury acquisition within the International operating segment. The impact of this allocation, primarily foreign currency translation, was an increase to Goodwill of $14 million, Brand Intangibles of $74 million, and Deferred Income Taxes of $22 million. The offset to these impacts was recorded in Accumulated Other Comprehensive Income (Loss) within Stockholders’ Equity.

(3)	In the third quarter of fiscal 2005, we adopted the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (EITF 04-8). The effect of EITF 04-8 reduced diluted earnings per share by $0.02 for the first quarter of fiscal 2005, related to our zero coupon convertible debentures issued in 2002. On September 15, 2005, we notified the holders of our convertible debentures of their right to surrender their bonds for purchase by us on October 28, 2005. We intend to satisfy this obligation in cash; however, under the provisions of EITF 04-8, our EPS calculation will include an incremental share effect until the debentures are purchased by us.

Basic and diluted earnings per share (EPS) were calculated as follows:

In Millions, Except Per Share Data	13 Weeks Ended
	Aug. 28, 2005	Aug. 29, 2004
Net earnings – as reported	$252	$183
Interest on contingently convertible debentures, after tax	5	5

Net earnings for diluted EPS calculation	$257	$188

Average number of common shares – basic EPS	365	379
Incremental share effect from:
Stock options	6	8
Restricted stock, stock rights and other	2	—
Contingently convertible debentures	29	29

Average number of common shares – diluted EPS	402	416

Earnings per Share – Basic	$.69	$.48
Earnings per Share – Diluted	$.64	$.45